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                                                                              EXHIBIT 11
                         NINE WEST GROUP INC. AND SUBSIDIARIES
                           Computation of Earnings Per Share
                          (In thousands except per share data)
                                     (Unaudited)
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                                                                    Thirteen Weeks Ended
                                                                     -------------------
                                                                       May 3       May 4
                                                                        1997        1996
                                                                     -------     -------
COMPUTATION FOR CONDENSED CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------
  PRIMARY EARNINGS PER SHARE
  --------------------------
   Net income.....................................................   $17,491     $15,050
                                                                     =======     =======
   Shares:
     Weighted average number of common shares outstanding.........    35,806      35,402
     Net effect of dilutive stock options based on the
      treasury stock method.......................................       759       1,170
                                                                     -------     -------
     Weighted average number of shares outstanding
      including common stock equivalents..........................    36,565      36,572
                                                                     =======     =======
   Primary earnings per share.....................................   $  0.48     $  0.41
                                                                     =======     =======

  FULLY DILUTED EARNINGS PER SHARE (1)
  ------------------------------------
   Reconciliation of net income to amount used for fully diluted computation in Condensed Consolidated Statements of Income:
   Net income per primary calculation above.......................   $17,491
   Add:
     Interest on 5.5% convertible notes, net of tax effect........     1,669
                                                                     -------
     Adjusted net income..........................................   $19,160
                                                                     =======
   Reconciliation of weighted average common shares outstanding to amount used for fully diluted computation in Condensed
    Consolidated Statements of Income:
      Weighted average number of common shares outstanding........    35,806
      Weighted average shares issuable from assumed exercise of
       5.5% convertible notes.....................................     3,056
      Net effect of dilutive stock options based on the treasury
       stock method...............................................       759
                                                                     -------
          Fully diluted shares outstanding........................    39,621
                                                                     =======
   Fully diluted earnings per share...............................   $  0.48
                                                                     =======

(1) Fully diluted earnings per share reflect the impact of the convertible notes issued in June 1996.
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